IN THE UNITED STATES DISTRICT COURT
                    FOR THE DISTRICT OF District of Columbia


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Securities and Exchange Commission      |
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                      Plaintiff         |         Case No. 89-1854 (RCL)
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         v.                             |
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Paul A Bilzerian, et al.                |
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                      Defendants        |
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                                      ORDER

         Having considered the Receiver's Motion for Ex Parte Asset Freeze, Order Granting Preliminary Possession, And Other Relief (the "Motion"), the memorandum and exhibits in support thereof, the opposition thereto, all matters submitted in support of, and in response to, such opposition and the prior proceedings and matters filed in this case, this Court reaffirms its Order Granting Ex Parte Temporary Asset Freeze and Other Relief, dated May 11, 2001, and in particular, its findings that:

         1. The Receiver has made a sufficient and proper showing that the Paul A. Bilzerian and Terri L. Steffen 1994 Irrevocable Trust (the "1994 Trust"), the Paul A. Bilzerian and Terri L. Steffen 1995 Revocable Trust (the "1995 Trust"), Overseas Holding Company ("OHC"), Overseas Holdings Limited Partnership ("OHLP"), Bicoastal Holding Company ("Bicoastal"), Loving Spirit Foundation ("Loving Spirit") and the Puma Foundation ("Puma") are entities in which Paul A. Bilzerian has an interest;


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         2.   The Receiver has made a sufficient and proper showing that Paul A.
Bilzerian has an interest in all of the assets of the 1995 Trust, OHC, OHLP, Bicoastal and Loving Spirit;

         3. The Receiver has made a sufficient and proper showing that Paul A. Bilzerian has an interest in the Cimetrix, Incorporated securities, including common preferred stock, bonds, warrants, notes, debt instruments or other securities, held in the name of the 1994 Trust, Puma and Ernest B. Haire III, any proceeds from the sale of such Cimetrix Securities and any interest payments, dividends and distributions declared and/or paid relating to such securities (collectively "Cimetrix Securities"); and

         4. The Receiver has made a sufficient and proper showing that Paul A. Bilzerian and those acting in concert with him have used Mr. Bilzerian's interest in Cimetrix Securities to interfere with the Receiver in the conduct of her duties through threats to oust members of Cimetrix's Board of Directors if the Board cooperates with the Receiver;

         5. There is good cause to believe that, absent entry of an order restraining and enjoining such activity, the aforementioned persons and entities, will dissipate, conceal, encumber or transfer assets which are properly part of the Receivership Estate in this case, and alter, destroy or conceal documents relating thereto, and that Mr. Bilzerian will continue to use control of Cimetrix Securities to interfere with the Receiver in the conduct of her duties.

         NOW THEREFORE, it is hereby ORDERED that the Receiver's Motion is GRANTED and, it is further

         ORDERED that the 1995 Trust, OHC, OHLP, Bicoastal and Loving Spirit, their successors, assigns, officers, agents, servants, employees, attorneys and those persons acting in concert or participation with them, and any financial or brokerage institution or other person or entity located within the territorial jurisdiction of the United States Courts who receive notice of this Order, by personal service or otherwise, shall turnover all assets, with the sole exception of real property, held by, in the name of, for the benefit (direct or indirect) of, or under the control of, the 1995 Trust, OHC, OHLP, Bicoastal and/or Loving Spirit, including, but not limited to, cash (including, but not limited to, all funds on deposit with Wells Fargo West Bank, N.A., which were the subject of this Court's previous Orders dated March 1, March 21, April 5, April 6, and May 11, 2001), certificates of deposit or securities (whether Cimetrix Securities or otherwise) under their control or over which they exercise actual or apparent investment or other authority, to the Court's Registry, c/o Clerk of the Court, United States District Court for the District of Columbia, 333 Constitution Avenue, N.W., Washington, D.C., 20001, by no later than June 8, 2001; and it is further


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         ORDERED that until the aforementioned assets are turned over as described above, the 1995 Trust, OHC, OHLP, Bicoastal and Loving Spirit, their officers, agents, servants, employees, attorneys, successors, assigns, and those persons acting in concert or participation with them, and any financial or brokerage institution or other person or entity located within the territorial jurisdiction of the United States Courts who receive actual notice of this Order by personal service or otherwise, shall continue to hold and retain such assets within their control, and otherwise prevent any disposition, pledge, encumbrance, withdrawal, assignment, dissipation, concealment or other disposal or parting with whatsoever, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, retention of title as a security interest and foreclosure of any equity of redemption (collectively, "Transfer") of the same; and it is further

         ORDERED that, by June 8, 2001, the 1994 Trust, Puma and Ernest B. Haire III, their officers, agents, servants, employees, attorneys, successors, assigns, and those persons acting in concert or participation with them, and any financial or brokerage institution or other person or entity located within the territorial jurisdiction of the United States Courts who receive actual notice of this Order by personal service or otherwise, shall turnover all Cimetrix Securities presently held by the 1994 Trust, Puma and/or Ernest B. Haire III, in their name, for their benefit (direct or indirect), under their control or over which they exercise actual or apparent investment or other authority, in whatever form the Cimetrix Securities may presently exist and wherever located, to the Court's registry; and it is further

         ORDERED that with respect to all real property held by, in the name of, for the benefit (direct or indirect) of, or under the control of, the 1995 Trust, OHC, OHLP, Bicoastal and/or Loving Spirit, including, but not limited to the real property located at 16229 Villareal de Avila, Tampa, Florida, and in Minnesota, or any interest therein, the 1995 Trust, OHC, OHLP, Bicoastal and Loving Spirit, their officers, agents, servants, employees, attorneys, successors, assigns, and those persons acting in concert or participation with them, and any financial or brokerage institution or other person or entity located within the territorial jurisdiction of the United States Courts who receives actual notice of this Order by personal service or otherwise, shall hold and retain within their control, and otherwise prevent any Transfer of such property; and it is further

         ORDERED that, in the event the certificates for the aforementioned Cimetrix Securities are not turned over to the Court's registry by June 8, 2001, Cimetrix and its stock transfer agent, Colonial Stock Transfer, are hereby directed to cancel such certificates and reissue them in the name of the Securities Exchange Commission v. Paul A. Bilzerian, et al., Civil Action No. 89-1854 (SSH) Receivership Estate, and transfer said certificates to the Court's registry, by overnight delivery, no later than July 9, 2001; and it is further


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         ORDERED that pending further order of the Court, the Receiver is appointed and authorized to act as proxy with respect to all Cimetrix Securities, held in the name of, by or for the benefit of the 1994 Trust, the 1995 Trust, OHLP, Bicoastal, Loving Spirit, Puma, Ernest B. Haire, III, thereby superseding any and all previously assigned proxies which shall thereafter be rendered null and void; and it is further

         ORDERED that pending further order of the Court, the Receiver (and no other person except as she shall appoint in writing) is authorized to vote the securities specified in the immediately preceding paragraph at the June 2, 2001, annual meeting of shareholders of Cimetrix Incorporated, or otherwise.

         The Court will also address two motions filed by the 1994 Trust and Ernest B. Haire, III, Motion to Dissolve or Modify Order Granting Ex Parte Temporary Asset Freeze and Other Relief, and Opposition to Receiver's Motion for Ex Parte Asset Freeze, Order Granting Preliminary Possession, and Other Relief. These two Motions are identical, although they are submitted by two different attorneys on behalf of two different clients and have slightly different Memoranda in support. The Court will address the merits of both as follows.

         Both the 1994 Trust and Ernest B. Haire, III, argue that the Court does not have jurisdiction over them and thus cannot impose a freeze on their assets. They are mistaken. The Court has previously established the defendant Bilzerian has an interest in the 1994 Trust and in Cimetrix stocks held by Mr. Haire. Although Mr. Haire argues that the evidence presented by the Receiver is insufficient to show that defendant Bilzerian has an interest in Cimetrex stocks in Mr. Haire's name, the Court has already found that the Receiver's information is sufficient to support this Court's Order of May 11, 2001. The Court now finds that the relief sought here by the Receiver is supported by information presented to the Court.

         The statutory language of 28 U.S.C.ss.1692 makes clear that this Court's Orders are binding upon the 1994 Trust and Mr. Haire, so long as the Receiver has complied with the requirements of 28 U.S. C.ss.754. The Receiver has perfected her jurisdiction over the property of the Receivership pursuant to 28 U.S.C.ss.754. Therefore, 28 U.S.C.ss.1692 establishes that the Court has jurisdiction over the Bilzerian and Bilzerian-related property in Florida, "as if the property lay wholly within" the District of Columbia. The Court has determined that the 1994 Trust and Cimetrix stocks held by Mr. Haire are Bilzerian-related property in Florida, and therefore, the Court has jurisdiction over that property pursuant to 28 U.S.C.ss.1692.

         Nevertheless, Mr. Haire and the 1994 Trust claim that they are not parties to this action and therefore cannot be forced to comply with an order of this Court. The Federal Rules of Civil Procedure, however, specify that non-parties against whom "obedience to an order may be lawfully enforced" are subject to the "same process for enforcing obedience to the order as a party." FED. R. CIV. P. 71.


         Therefore, because the Court finds that it has jurisdiction over the 1994 Trust and Mr. Haire sufficient to support the relief requested by the Receiver in her May 7, 2001 filing, and granted in this Court's Order of May 11, 2001, the Motions of the 1994 Trust and Mr. Haire are hereby DENIED.

SO ORDERED.


Dated:  6-1-01                                      /s/ Judge Royce C. Lamberth
                                                    ----------------------------
         3:45 pm                                    Royce C. Lamberth
                                                    United States District Judge

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     Copies to:



     Gifford W. Price, Esquire                          Benjamin H. Hill, III
     Mackey Price & Williams                            Hill, Ward & Henderson
     Suite 350, American Plaza II                       3700 Bank of America Plaza
     57 West 200 South                                  101 East Kennedy Boulevard
     Salt Lake City, Utah  84101                        Tampa, FL  33602

     James H. Hulme, Esq.                               Donald H. Whittemore
     Caroline Turner English                            Whittemore & Manelli, P.A.
     Arent Fox Kintner Plotkin & Kahn, PLLC             Park Tower Suite 2630
     1050 Connecticut Ave., N.W.                        400 North Tampa Street
     Washington, DC  20036-5339                         Tampa, FL  33602

     B. Michael Rauh, Esq.                              John K. Villa
     Manatt, Phelps & Phillips, L.L.P.                  Williams & Connolly, LLP
     1501 M Street, N.W., Suite 700                     725 Twelfth Street, N.W.
     Washington, DC  20005                              Washington, DC  20005-5901

     William R. Martin, Esq.                            Puma Foundation
     Dyer, Ellis & Joseph                               c/o Terri L. Steffen
     Watergate - 11th Floor                             16229 Villarreal De Avila
     600 New Hampshire Ave., N.W.                       Tampa, FL  33613
     Washington, DC  20037
                                                        Terri L. Steffen
     Judith R. Starr, Esq.                              16229 Villarreal De Avila
     Securities and Exchange Commission                 Tampa, FL  33613
     Enforcement Division, Room 8015
     450 5th Street, N.W., Mail Stop 8-8                Loving Spirit Foundation
     Washington, DC  20549                              16229 Villarreal De Avila
                                                        Tampa, FL  33613
     Steven D. Gordon
     Holland & Knight, LLP                              Bicoastal Holding Company
     2099 Pennsylvania Ave., N.W., Ste. 100             16229 Villarreal De Avila
     Washington, DC  20006                              Tampa, FL  33613

     G. Michael Nelson                                  Overseas Holdings Limited Partnership
     Nelson, Bisconti & Thompson LLC                    16229 Villarreal De Avila
     718 W. M.L.K. Boulevard                            Tampa, FL  33613
     Tampa, FL  33603
                                                        Overseas Holdings Company
     Geoffrey T. Hodges                                 16229 Villarreal De Avila
     905 Shaded Water Way                               Tampa, FL  33613
     Lutz, FL  33549
